UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☑
Filed by a Party other than the Registrant:	☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Swisher Hygiene Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies: ______________________________________________

(2)	Aggregate number of securities to which transaction applies: _____________________________________________

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): __________________________________________________________

(4)	Proposed maximum aggregate value of transaction: _____________________________________________________

(5)	Total fee paid: _________________________________________________________________________________

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: _________________________________________________________________________

(2)	Form, Schedule or Registration Statement No.: _________________________________________________________

(3)	Filing Party: ___________________________________________________________________________________

(4)	Date Filed: ____________________________________________________________________________________

SWISHER HYGIENE INC.
4725 Piedmont Row Dr.
Suite 400
Charlotte, North Carolina 28210

September 10, 2015

Dear Fellow Swisher Hygiene Stockholder:

On September 8, 2015, a lawsuit seeking to be certified as a class action was filed against Swisher Hygiene Inc. (“Swisher”), the members of the Swisher board of directors, individually, and Ecolab Inc. (“Ecolab”) in connection with the proposed sale of all of the assets primarily used in our chemical service, wholesale and hygiene businesses (in each case outside of Canada) to Ecolab pursuant to the Purchase Agreement by and between Swisher and Ecolab dated August 12, 2015 (the “Purchase Agreement”).  We refer to the transaction contemplated by the Purchase Agreement as the “Sale Transaction.” Below is a summary of the lawsuit:

On September 8, 2015, a lawsuit seeking to be certified as a class action was filed in the Circuit Court of Cook County, Illinois County Department, Chancery Division (the “Court”) by Paul Berger, on behalf of himself and all others similarly situated, against Swisher, the members of the Swisher board of directors, individually, and Ecolab. The plaintiff has alleged that (i) faced with an ongoing investigation by the Securities and Exchange Commission and the Attorney General’s Office, the individual defendants embarked upon a self-interested scheme to sell off Swisher’s assets and to liquidate Swisher, (ii) the individual defendants, through an alleged insufficient process, caused Swisher to agree to sell substantially all of its assets for insufficient consideration, (iii) each member of the Swisher board of directors is interested in the Sale Transaction and the plan of dissolution, and (iv) the proxy statement was materially misleading and/or incomplete. The causes of action set forth in the complaint are (i) a claim for breaches of the fiduciary duties of good faith, loyalty, fair dealing and due care, (ii) a claim for failure to disclose, and (iii) a claim for aiding and abetting breaches of fiduciary duty. The plaintiff primarily seeks to enjoin the consummation of the Sale Transaction unless and until defendants provide all material facts in the proxy statement, and the plaintiff also seeks compensatory and/or rescissory damages as allowed by law for the plaintiff.  This summary is qualified by reference to the full text of the class action complaint as filed with the Court (Paul Berger v. Swisher Hygiene Inc., et al., Case No. 2015 CH 13325 (Ill. Cir. Ct. Cook Co.)).

We believe the claims alleged by the plaintiff are without merit and we intend to vigorously defend against them.  The Swisher board of directors recommends that you vote FOR the election of all the director nominees and FOR each of the other proposals presented in the accompanying proxy statement.

We look forward to seeing you at the Annual Meeting of Stockholders at 10:00 a.m. Eastern Time on Thursday, October 15, 2015 in the Morrison Meeting Room B of the Charlotte Marriot SouthPark, located at 2200 Rexford Road, Charlotte, North Carolina 28211.

Sincerely,

William M. Pierce
President and Chief Executive Officer

Additional Information and Where to Find It

In connection with the proposed Sale Transaction, Swisher filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) and mailed the definitive proxy statement to its stockholders on or about September 10, 2015.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT SWISHER AND THE SALE TRANSACTION.  Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Swisher with the SEC at the SEC’s web site at www.sec.gov.  The definitive proxy statement and such other documents also are available for free on Swisher’s website at www.swsh.com under the Investors page or by directing a written request to Swisher Hygiene Inc., 4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina 28210 Attention: Investor Relations.